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                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549
                          --------------------------

                                  FORM 8-A/A

              FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                   PURSUANT TO SECTION 12(b) OR 12(g) OF THE
                        SECURITIES EXCHANGE ACT OF 1934

                                 Ventas, Inc.
                                 ------------

            (Exact name of registrant as specified in its charter)



          Delaware                                             61-1055020
-------------------------------                             -------------------
(State or other jurisdiction                                   (IRS Employer
     of incorporation)                                      Identification No.)



4360 Brownsboro Road, Suite 115,
Louisville, Kentucky                                             40207-1642
------------------------------------------------------       -----------------
(Address of principal executive offices)                         (Zip Code)

Registrant's telephone number, including area code (502) 357-9000
                                                   --------------

      If this form relates to the                         If this form relates to the
   registration of a class of securities              registration of a class of securities
     pursuant to Section 12(b) of the                   pursuant to Section 12(g) of the
 Exchange Act and is effective pursuant              Exchange Act and is effective pursuant
   to General Instruction A.(c), please                to General Instruction A.(d), please
       check the following box. [X]                       check the following box. [_]


     Securities Act registration statement file number to which this form relates:
                                    --------------------
                                       (If applicable)


       Securities to be registered pursuant to Section 12(b) of the Act:

             Title of Each Class           Name of Each Exchange on Which
              to be so Registered           Each Class is to be Registered

       Preferred Stock Purchase Rights         New York Stock Exchange
       -------------------------------         -----------------------

       Securities to be registered pursuant to Section 12(g) of the Act:

         -------------------------------------------------------------
                               (Title of Class)




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Item 1.  Description of Registrant's Securities to be Registered.

     On April 15, 1999, Ventas, Inc., a Delaware corporation (the "Company"), amended its Rights Agreement, dated as of July 20, 1993 (as amended, the "Rights Agreement"), between the Company and National City Bank (the "Rights Agent"), as amended by the First Amendment to Rights Agreement, dated as of August 11, 1995, as amended by the Second Amendment to Rights Agreement, dated as of February 1, 1998, and as amended by the Third Amendment to Rights Agreement, dated as of July 27, 1998, by adoption of the Fourth Amendment to Rights Agreement, dated as of April 15, 1999 (the "Fourth Amendment"). Capitalized terms used but not defined herein shall have the meaning ascribed to such terms in the Rights Agreement.

     The Fourth Amendment excluded The Baupost Group, L.L.C., together with all Affiliates and Associates of The Baupost Group, L.L.C. (collectively, "TBG"), and any other person who would constitute along with TBG or any of its advisory clients, a "group" as that term is used for purposes of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (collectively, the "TBG Group"), from the definition of "Acquiring Person" until such time as the TBG Group becomes the Beneficial Owner in the aggregate of more than 14.9% of the outstanding shares of Common Stock of the Company.

     The foregoing description is qualified in its entirety by reference to the Fourth Amendment which is attached as an exhibit hereto and is incorporated herein by reference.

Item 2.         Exhibits

Exhibit No.     Description
-----------     -----------
(1)             Fourth Amendment to Rights Agreement, dated as of April 15, 1999, between the Company and the Rights Agent.
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                                   SIGNATURE

     Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.


                                           VENTAS, INC.

Date: April 19, 1999                       By: /s/ T. Richard Riney
                                              ----------------------
                                              T. Richard Riney
                                              Vice President and General Counsel